July 22, 2009

Mr. James Kackley

Dear Jim,

As a follow-up to our previous conversation, we are pleased to offer you a position in our organization. The general parameters of our offer are as follows:

Position:	President & COO

Direct Report:	Neal Verfuerth

Base Salary:	$300,000

Target Bonus:	75% of Base Salary for Fiscal 2010 (subject to the terms of the Orion Energy Systems, Inc. (“Orion”) Executive Fiscal Year 2010 Annual Cash Incentive Program).

Automobile Allowance	$1,000 per month, plus mileage reimbursement for business use (including mileage reimbursement for periodic commutes between Manitowoc and Mineral Point).

Housing Allowance	Reimbursement for actual out-of-pocket temporary living expenses in Manitowoc for the first year of employment, subject to review and reapproval by the Compensation Committee after one year.

Medical and Prescription Drugs:	Health coverage under a group plan, subject to deductible and co-payments. Eligibility begins first of the month following 60 days of employment.

Flexible Spending Account:	Pre-tax earnings may be set aside for qualified health care and dependent care expenses. Eligibility begins first of the month following 60 days of employment.

Vacation:	21 days per year. Eligibility begins first of the month following 60 days of employment.

Short and Long Term Disability Insurance:	Income protection for covered events, subject to group plan provisions. Eligibility begins first of the month following 60 days of employment.

Life Insurance:	Coverage under a group plan. Eligibility begins first of the month following 60 days of employment.

401(k):	Pre- and/or post-tax contributions, subject to Plan provisions. Company match up to $150 annually. Eligibility begins on the first day of the calendar quarter following 90 days of employment.

Equity Incentive:	Subject to Orion’s stock options policy, other provisions and conditions under Orion’s 2004 Stock and Incentive Awards Plan and entry into the Stock Option Award Agreement attached hereto as Exhibit A, an option to purchase 35,000 shares of common stock, vesting upon termination of employment (other than termination for “Cause”). The grant date shall be effective on the first business day of the month following the start date of employment. The per share exercise price of the stock options shall be equal to the closing Nasdaq sale price of the common stock on such effective grant date. The options you have previously been awarded in connection with your service as a director of Orion will continue to vest as provided in the applicable option award agreement.

Start Date:	July 22, 2009

Term:	Two Years, subject to mutual renewal.

Employment Agreement:	Terms of employment set forth in an employment agreement in the form attached hereto as Exhibit B.

Board Membership:	Membership on Orion's Board of Directors will continue, but you will resign from the Audit and Finance Committee and Nominating and the Corporate Governance Committee.

Please note that this offer letter is not intended to create, and shall not create, an employment contract between Orion and you. If you accept this offer letter, we intend to enter into the attached employment agreement that will govern the terms and conditions of your employment and the attached option award agreement that, along with Orion’s 2004 Stock and Incentive Awards Plan, will govern the terms of your option award.

Please also note that by signing this letter, you represent and warrant that you are not bound or obligated in any way by any restrictive covenants (i.e., any agreement relating to noncompetition, confidentiality, or intellectual property) which arose from any prior employment or engagements and which would affect your position and the performance of your duties at Orion. If such restrictive covenants do apply to you or if you have any questions or doubts as to whether any such restrictive covenants would apply to you, please contact me immediately so that we may discuss further.

Jim, please acknowledge your understanding and acceptance of this offer letter by signing this letter, and return it along with two signed copies of the enclosed Employment Agreement. Should you have any questions, please feel free to give me a call.

Best regards,
/s/ Neal R. Verfuerth	/s/ James R. Kackley
Neal R. Verfuerth	James R. Kackley
CEO